UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2020 (January 13, 2020)

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3610	25-0317820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 200
Pittsburgh, Pennsylvania	15212-5872
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations (412) 553-1950

Office of the Secretary (412) 553-1940

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	ARNC	New York Stock Exchange
$3.75 Cumulative Preferred Stock, par value $100 per share	ARNC PR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2020, Arconic Inc. (the “Company”) entered into an employment letter agreement with Timothy D. Myers providing for his appointment as the Chief Executive Officer of Arconic Corporation effective upon its legal separation from the Company (the “Separation”). Until the Separation, Mr. Myers will continue to serve as Executive Vice President and Group President, Global Rolled Products and Transportation and Construction Solutions. The effectiveness of the letter agreement is contingent upon the occurrence of the Separation no later than July 31, 2020 (as such date may be extended by mutual agreement of Mr. Myers and the Company).

The letter agreement provides for an annual compensation package consisting of a base salary of $850,000, a target annual bonus award of 125% of base salary, and eligibility for annual equity compensation awards. Pursuant to the letter agreement, Mr. Myers’ 2020 annual equity award grants will consist of (i) a restricted share unit award with a grant date value of $1,720,000, which will vest on the third anniversary of the grant date, subject to Mr. Myers’ continued employment through such date, and (ii) a performance-based restricted share unit award with a grant date value (at target) of $2,580,000, which will be subject to performance goals applicable to Arconic Corporation, as well as Mr. Myers’ continued employment through the third anniversary of the grant date. The letter agreement also provides for relocation benefits in connection with Mr. Myers’ required relocation to the Pittsburgh, Pennsylvania metropolitan area no later than September 30, 2020.

Pursuant to the letter agreement, Mr. Myers will be designated as a Tier I participant in the severance plans of Arconic Corporation.

Concurrently with signing the employment letter agreement, Mr. Myers agreed to execute a confidentiality, developments, non-competition and non-solicitation agreement with the Company, which includes, among other things, a perpetual confidentiality covenant and one-year post-termination non-competition and employee and customer non-solicitation covenants.

The employment letter agreement and confidentiality, developments, non-competition and non-solicitation agreement with Mr. Myers will be assigned to Arconic Corporation effective upon the Separation.

The foregoing description of the employment letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement filed herewith as Exhibit 10.1.

Since October 2017, Mr. Myers, 54, has served as Executive Vice President and Group President, Global Rolled Products, which now includes the Extrusions and Building and Construction Systems businesses. From May 2016 to June 2019, he was also Executive Vice President and Group President of the Company’s Transportation and Construction Solutions segment, which then comprised Arconic Wheel and Transportation Products and Building and Construction Systems and which segment was eliminated in the third quarter of 2019, with the Building and Construction Systems business then moved to the Global Rolled Products segment. Prior to that assignment, he was President of Alcoa Wheel and Transportation Products, from June 2009 to May 2016. Mr. Myers was Vice President and General Manager, Commercial Vehicle Wheels for the Alcoa Wheel Products business from January 2006 to June 2009. Mr. Myers joined Arconic in 1991 as an automotive applications engineer in the Commercial Rolled Products Division, and held a series of engineering, marketing, sales and management positions with the Company since that time.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Letter Agreement between Arconic Inc. and Timothy D. Myers, dated as of January 13, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC INC.

Dated: January 17, 2020	By:	/s/ Katherine H. Ramundo
	Name:	Katherine H. Ramundo
	Title:	Executive Vice President, Chief Legal Officer and Secretary